Exhibit 99.1

Delphi Closes Thermal Divestiture

GILLINGHAM, England - July 1, 2015 - Delphi Automotive PLC (NYSE: DLPH) has closed the sale of its wholly owned thermal business to MAHLE Behr GmbH & Co. KG and certain of its affiliates, it was announced today.

Terms of the sale are consistent with those announced on February 19, 2015. At that time, Delphi and MAHLE also signed a separate letter of intent to sell Delphi’s stake in Shanghai Delphi Automotive Air-Conditioning System Co., Ltd., which is expected to close in 2016.

“The sale of our wholly owned thermal business to MAHLE is a great outcome for all involved,” said Kevin P. Clark, Delphi’s president and chief executive officer. “MAHLE is a world leader in providing automotive thermal systems and will now be positioned to provide even more opportunities for its employees and more value to its customers in what has been a very strong business. For Delphi, this transaction strategically positions us to focus on the high-growth sectors of Powertrain, Electronics & Safety and Electrical/Electronic Architecture, addressing industry trends for safe, green and connected vehicles.”

Delphi’s Thermal division 2014 revenues were $1.6 billion, with approximately 7,500 employees and 13 plants globally.

Barclays is serving as Delphi’s financial advisor and Latham & Watkins LLP is serving as its legal counsel.

About Delphi
Delphi Automotive PLC (NYSE: DLPH) is a leading global technology company for automotive and commercial vehicle markets delivering solutions that help make vehicles safe, green and connected. Headquartered in Gillingham, U.K., Delphi operates technical centers, manufacturing sites and customer support services in 33 countries. Visit www.delphi.com.
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